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                                                                    EXHIBIT 3.3

                         GUARANTEE OF BP AMOCO p.l.c.

  BP AMOCO p.l.c., a public limited company duly organized and existing under the laws of England and Wales (herein called "BP", which term includes any successor person to BP AMOCO p.l.c.), hereby irrevocably and unconditionally guarantees to each Holder (as hereinafter defined) at any time of any shares (each, a "Share") of the $2.80 Preference Stock, par value $1.00 per share (the "Preference Stock"), of Atlantic Richfield Company, a Delaware corporation ("ARCO"), the due and punctual payment in full as and when due (except to the extent paid by ARCO) of (i) dividends on the Preference Stock, to the extent declared by the ARCO Board of Directors out of funds legally available for the payment of dividends, (ii) the redemption price of any Share that has been properly called for redemption, (iii) in the event of a voluntary or involuntary liquidation of ARCO, the amount (if any) to which the Holder of any Share is entitled under Section 3 of the Preference Stock Terms (as hereinafter defined) and (iv) any additional amounts required to be paid to the holder of any Share pursuant to the Preference Stock Terms (each, a "Guaranteed Payment" and, collectively, the "Guaranteed Payments"). This Guarantee is continuing, irrevocable, unconditional and absolute. BP's obligation to make a Guaranteed Payment may be satisfied by direct payment of the required amounts by BP to the Holders or by causing ARCO to pay such amounts to the Holders. In case of the failure of ARCO to make any such payment, BP hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable and as if such payment were made by ARCO.
  Section 1. Certain Definitions. For the purposes of this Guarantee, the following terms shall have the following respective meanings:
  (a) "BP Depositary Shares" means American depositary shares of BP, each representing the right to receive six BP Ordinary Shares.
  (b) "BP Ordinary Shares" means ordinary shares, of nominal value $0.25 each, of BP.
  (c) "Holder" means any person or entity that is a holder of record of Preference Stock.
  (d) "Liabilities" means (i) all unsecured liabilities of BP (including, without limitation, liabilities for borrowed money), whether existing on the date hereof or hereafter created, incurred, assumed or guaranteed, whether or not matured, which would be shown in the liabilities section of a balance sheet prepared in accordance with generally accepted accounting principles in the United Kingdom, other than shareholders' interest; and (ii) all liabilities under guarantees.
  (e) "Preference Stock Terms" means the preferences, qualifications, privileges, limitations, restrictions and other special or relative rights of the Preference Stock set forth in Article IV, Section C, of the Restated Certificate of Incorporation of ARCO, as it may be amended from time to time in accordance with the provisions thereof.
  All accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with (i) if used in relation to ARCO, generally accepted accounting principles in the United States and (ii) if used in relation to BP, generally accepted accounting principles in the United Kingdom, and all computations provided for herein shall be made in accordance with such applicable generally accepted accounting principles, consistently applied.
  Section 2. Terms of Guarantee.
  (a) Obligations Unconditional. BP hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of any provision of this Guarantee, the Preference Stock, the certificates representing any Shares or the Preference Stock Terms, the absence of any action to enforce the same, any waiver or consent by the Holder of any Share with respect to any provisions thereof, the rendering of any judgment against ARCO or any action to enforce the same or any other action, inaction, event or circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.
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  (b) Waiver of Certain Rights. BP hereby waives diligence, presentment, demand for payment, filing of claims with a court in the event of amalgamation, arrangement, reorganization, receivership, merger, bankruptcy or liquidation of ARCO, any right to require any suit, action or proceeding first against ARCO, any protest or notice with respect to such Preference Stock or the obligations evidenced hereby and any and all demands whatsoever, and covenants that, except as otherwise specifically provided herein, this Guarantee will not be discharged except by complete performance of the obligations contained in the Preference Stock, the Preference Stock Terms and this Guarantee.
  (c) Obligations Not Affected. The obligations, covenants, agreements and duties of BP under this Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:
    (i) the release or waiver, by operation of law or otherwise, of the performance or observance by ARCO of any express or implied agreement, covenant, term or condition relating to the Preference Stock to be performed or observed by ARCO;
    (ii) the extension of time for the payment by ARCO of all or any portion of the dividends, distributions, redemption price, liquidation preference or any other amounts payable under the Preference Stock Terms or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preference Stock;
    (iii) any failure, omission, delay or lack of diligence on the part of any Holder to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the Preference Stock Terms, or any action on the part of ARCO granting indulgence or extension of any kind;
    (iv) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, ARCO or any of the assets of ARCO;
    (v) any invalidity of, or defect or deficiency in, any Shares; or
    (vi) the settlement or compromise of any obligation guaranteed hereby or hereby incurred.
There shall be no obligation of the Holders to give notice to, or obtain any consent of, BP with respect to the happening of any of the foregoing.
  (d) Holders May Proceed Directly Against BP. This Guarantee is a guarantee of payment and not of collection. A Holder may enforce this Guarantee directly against BP, and BP waives any right or remedy to require that any action be brought against ARCO or any other person or entity before proceeding against BP. Subject to all waivers herein contained, the right of a holder so to enforce this Guarantee directly shall be without prejudice to the Holders' right at the Holders' option to proceed against ARCO, whether by separate action or by joinder. BP agrees that, except as expressly provided in Section 3 hereof, this Guarantee shall not be discharged except by payment of the Guaranteed Payments in full.
  (e) Subrogation. BP shall be subrogated to all (if any) rights of the Holders against ARCO in respect of any amounts paid to the Holders by BP under this Guarantee and shall have the right to waive payment of any amount of dividends, distributions or other amounts in respect of which payment has been made to the Holders by BP, provided, however, that BP shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee. If any amounts shall be paid to BP in violation of the preceding sentence, BP agrees to pay over such amount to the Holders.
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  (f) Independent Obligations. BP acknowledges that its obligations hereunder are independent of the obligations of ARCO with respect to the Preference Stock and that BP shall be liable as principal and sole debtor under this Guarantee to make Guaranteed Payments pursuant to the terms of this Guarantee notwithstanding the occurrence of any event referred to in clauses (i) through
(vi), inclusive, of Section 2(c) hereof.
  Section 3. Termination. The obligations of BP pursuant to this Guarantee shall terminate and be of no further force and effect: (a) with respect to any Holder which has exercised his right to convert any of his Shares into BP Ordinary Shares, deliverable in the form of BP Depositary Shares, upon such conversion, but only with respect to such converted Shares; (b) upon the redemption of all Shares then outstanding and the satisfaction of all payment obligations of ARCO under the Preferred Stock Terms, whether by ARCO or by BP under this Guarantee, in respect of such redemption; or (c) upon full payment of the amounts payable to the Holders upon any voluntary or involuntary liquidation of ARCO; provided, however, that this Guarantee shall continue to be effective or shall be reinstated, as the case may be, if at any time any Holder of Shares must restore payment of any amounts paid under the Preference Stock or under this Guarantee for any reason whatsoever. BP agrees to indemnify each Holder and hold it harmless from and against any loss it may suffer in such circumstances.
  Section 4. Ranking. BP covenants and agrees that for all purposes (including any bankruptcy, insolvency, or reorganization of BP) this Guarantee constitutes an unsecured obligation of BP ranking pari passu with all Liabilities, except to the extent any Liability is expressly made senior or subordinate to this Guarantee. Nothing contained in this Section 4 or elsewhere in this Guarantee or in the Preference Stock Terms is intended to or shall impair, as between BP and the Holders, the obligation of BP, which is absolute and unconditional, to pay the Holders any Guaranteed Payment under this Guarantee as and when the same shall become due and payable in accordance with terms of this Guarantee, nor shall anything herein or therein prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default under this Guarantee.
  Section 5. Miscellaneous.
  (a) Third Party Beneficiaries. All of BP's representations, warranties and obligations under this Guarantee shall be directly enforceable by the Holders from time to time of Shares. Each Holder is an intended third-party beneficiary of this Guarantee.
  (b) Form of Guarantee. The failure of any certificate for Shares to have affixed thereto or to be accompanied by any form of this Guarantee shall not in any way impair or limit the validity or enforceability of this Guarantee on the terms set forth herein.
  (c) Successors and Assigns. All guarantees and agreements contained in this Guarantee shall bind the successors, assigns, receivers, trustees and representatives of BP and shall inure to the benefit of the Holders. Except as permitted by Section 5(d) hereof, BP shall not assign its rights or delegate its obligations hereunder without the affirmative vote or written consent of the Holders of not less than two-thirds of the Preference Shares then outstanding.
  (d) Amendments. BP shall not, without the affirmative vote or written consent of the Holders of not less than two-thirds of the Shares then outstanding, amend any provision of this Guarantee in any material respect adverse to the Holders.
  (e) Merger, Consolidation or Sale of Assets. BP, without the consent of any Holders, may merge, consolidate or combine with or into another entity (whether by scheme or arrangement or any similar transaction) or may permit another entity to merge, consolidate with or into BP (whether by scheme or arrangement or any similar transaction), and may sell, transfer or lease all or substantially all of BP's assets to another entity, if and only if such entity assumes all obligations and liabilities of BP under this Guarantee.
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  (f) Notices. Any notice, request or other communication required or permitted to be given hereunder to BP shall be given in writing by delivering the same against receipt therefor by registered mail, hand delivery or facsimile transmission (confirmed by registered mail), addressed to BP, as follows (and if so given, shall be deemed given when mailed or upon receipt of facsimile confirmation, if sent by facsimile transmission):
      BP Amoco p.l.c.
      Brittanic House
      1 Finsbury Circus
      London EC2M 7BA
      England
      Attention: Company Secretary
      Facsimile: (011) 44-207-496-4630

Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by BP in the same manner as notices may sent by ARCO to the Holders under the Preference Stock Terms.
  (g) Guarantees Not Separately Transferable. This Guarantee is solely for the benefit of the Holders and is not separately transferable from the Shares.
  (h) Governing Law. This Guarantee shall be governed by and construed and interpreted in accordance with the laws of England and Wales.
  (i) Severability. In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
  (j) Headings. This Article and Section headings herein are for convenience only and shall not affect the construction hereof.
IN WITNESS WHEREOF, BP has caused this Guarantee to be duly executed as a deed this 1st day of February, 2001

                                          BP AMOCO p.l.c.

                                                   /s/ J.G.S. Buchanan
                                          By: _________________________________
                                                        J. Buchanan
                                                          Director

                                                    /s/ P.J. Clayton
                                          By: _________________________________
                                                        P.J. Clayton
                                                      Deputy Secretary